EXHIBIT 23.3

                         [ARMANDO C. IBARRA LETTERHEAD]



February 27, 2008


TO WHOM IT MAY CONCERN:

The firm of Armando C. Ibarra, Certified Public Accountant, APC consents to the inclusion of our audited report of November 17, 2003, on the audited financial statements of San Jose International, Inc., as of September 30, 2003, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.


Very truly yours,

/s/ Armando C. Ibarra, C.P.A.
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ARMANDO IBARRA, C.P.A.